[L.P. MARTIN & COMPANY LETTERHEAD]
                              4132 INNSLAKE DRIVE
                           GLEN ALLEN, VIRGINIA 23060
                             PHONE: (804) 346-2626


                        Consent of Independent Auditors'





The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


      We consent to the use of our report dated November 23, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Brandywine Park Apartments for the twelve month period ended September 30, 1998, for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.



                                                  /s/ L.P. Martin & Co., P.C.

Richmond, Virginia
November 23, 1998